EXHIBIT 99.1

Lennox International Announces Sale of Hearth Business

DALLAS, April  25, 2012 -- Lennox International Inc. (NYSE: LII) today announced the sale of its Lennox Hearth Products business to Comvest Investment Partners IV, a fund of private investment firm The Comvest Group.  The all cash deal closed on April 24. Terms were not disclosed.

Revised 2011 quarterly and annual earnings statements, which show the effect of the removal of the Hearth business on the Company’s 2011 results, are included in a Form 8-K filed today with the Securities and Exchange Commission.

Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol "LII". Additional information is available at http://www.lennoxinternational.com.

CONTACT: Steve Harrison, Vice President, Investor Relations of Lennox International Inc., (972) 497-6670